                                                                     EXHIBIT 11

                     H. J. HEINZ COMPANY AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Fiscal Year Ended
                                                  -----------------------------
                                                   May 1,    May 3,   April 27,
                                                    1996      1995      1994
                                                  --------- --------- ---------
Primary income per share:
  Net income..................................... $ 659,319 $ 591,025 $ 602,944
  Less-preferred dividends.......................        56        64        71
                                                  --------- --------- ---------
  Net income applicable to common stock.......... $ 659,263 $ 590,961 $ 602,873
                                                  ========= ========= =========
Average common shares outstanding and
 common stock equivalents........................   377,156   372,806   385,218
                                                  ========= ========= =========
  Net income per share--primary.................. $    1.75 $    1.59 $    1.57
                                                  ========= ========= =========
Fully diluted income per share:
  Net income..................................... $ 659,319 $ 591,025 $ 602,944
                                                  ========= ========= =========
  Average common shares outstanding and
   common stock equivalents......................   377,156   372,806   385,218
  Additional common shares assuming:
    Conversion of $1.70 third cumulative
    preferred stock..............................       451       511       626
    Additional common shares assuming options
    were
     exercised at the year-end market price......     1,491     1,501       130
                                                  --------- --------- ---------
                                                    379,098   374,818   385,974
                                                  ========= ========= =========
  Net income per share--fully diluted............ $    1.74 $    1.58 $    1.56
                                                  ========= ========= =========

Note: Prior years share and per share amounts have been adjusted to reflect the three-for-two stock split, which was effective October 3, 1995.